Rowland Day

From: Leonard Makowka
Sent: Tuesday, October 07, 2008 2:36 PM
To: Rowland Day
Subject: Resignation

Dear Rowland,

This note is to formally notify you of my resignation from the Board of Directors of Promtion on Wheels. I regret doing this, but my many time commitments made me come to this decision. I wish you and the company all the best in all of your future endeavors. Thankyou.

Yours sincerely, Leonard

Leonard Makowka MD PhD